Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294, 333-211588, 333-218240, 333-220859 and 333-225151 on Form S-8 and No. 333-221706 on Form S-3 of Ensco Rowan plc of our reports dated February 27, 2019, relating to the consolidated financial statements and financial statement schedule of Rowan Companies plc and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2016-16, Income Taxes (ASC 740): Intra-Entity Transfers of Assets Other than Inventory) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rowan Companies plc for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Houston, Texas

June 10, 2019